Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement Form S-3 of our report dated June 27, 2024, relating to the consolidated financial statements of Aethlon Medical, Inc. as of and for the year ended March 31, 2024, which appears in the Form 10-K for the year ended March 31, 2025. Our report contains an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Baker Tilly US, LLP

San Diego, California

December 23, 2025